Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of U.S. Wireless Data, Inc. on Form S-8 of our report dated September 20, 2002 (February 14, 2003 as to Note 22), appearing in the Annual Report on Form 10-KSB/A of U.S. Wireless Data, Inc. for the year ended June 30, 2002 and to the reference to us under the heading “Experts”.

DELOITTE & TOUCHE LLP

New York, New York
March 5, 2003